LIST OF SUBSIDIARIES OF THE COMPANY

1. Roadhouse Grill North Miami, Inc., a Florida corporation

2. Roadhouse Grill Commercial, Inc., a Florida corporation

3. Roadhouse Grill of South Carolina, Inc., a South Carolina corporation

4. Roadhouse Grill of Georgia, Inc., a Georgia corporation